Exhibit 10.61

AVIS RENT A CAR SYSTEM, INC.

SYSTEM LICENCE AGREEMENT

THIS AGREEMENT, made this 22nd day of October 1986 between Avis Rent A Car System, Inc., a Delaware corporation, with principal offices at 900 Old Country Road, Garden City, Long Island, New York, hereinafter called “Licensor”, and Avis Europe plc an English company, of Avis House, Station Road, Bracknell, Berks, hereinafter called “Licensee”.

WITNESSETH

Whereas, Licensor is the exclusive owner of, and has the right to use and to license others to use, a plan or system for conducting the business of renting and leasing motor vehicles, with or without drivers, hereinafter called “vehicle rental business”, which plan or system consists, among other things, of uniform methods of operation, accounting, advertising service and publicity, courtesy and credit card service, kind and amount of insurance protection, method of procuring insurance protection and equipment, style and character of equipment, furnishings and appliances used in the conduct of a system generally known as Avis Rent a Car System and sometimes referred to hereinafter as the “System”; and

Whereas, Licensee is desirous of obtaining a licence to use the System in the conduct of a vehicle rental business and to sub-license the System to others in the area hereinafter set forth;

NOW, THEREFORE, in consideration of the sum of $1 and of the mutual covenants contained herein, it is agreed by and between the parties hereto as follows:

1.	GRANT OF LICENCE

1.1 Licensor hereby grants to the Licensee, subject to the terms and conditions hereof, an exclusive licence to use the System, and to grant to sub-licensees (“Sub-licensees”) sub-licences for the use of the System, and to permit Sub-licensees to grant sub-licences for the use of the System, in the conduct of a vehicle rental business in that part of the world bounded to the west of the Greenwich Meridian by a line running from the north pole to the south pole along 30 degrees of longitude (but including that part of the Azores and Greenland which lies to the west of such line) and to the east of the Greenwich Meridian by a line running from the north pole to the south pole along 60 degrees of longitude (but including that part of the USSR and Iran which lies to the east of such line) excluding Madagascar and the continent of Africa which lies to the west of the Suez canal and the Red Sea (“the Territory”);

1.2 This licence commences on 5 November 1986 and terminates on 30 November 2036.

1.3 During the term of this agreement, Licensor covenants that it will not grant a licence to use the System in the conduct of a vehicle rental business in the Territory to anyone other than Licensee and that it will not itself conduct a vehicle rental business within the Territory.

2.	LICENSOR’S RIGHTS IN SYSTEM

Licensee recognises and acknowledges without any limitation or reservation of any kind or nature Licensor’s interest in and exclusive right to the System as described above, and to all parts thereof, including, without limitation, all bulletins or procedures and supplements thereto and all forms set forth or described from time to time therein, and all forms, advertising matter and devices from time to time used as a part of, in connection with, or applicable to the System, and Licensee further recognises and acknowledges the exclusive right of Licensor to grant this licence and to grant licences to others to use the System in the conduct of a vehicle rental business. Licensee does hereby accept this licence, and does covenant and agree to conduct a vehicle rental business only within the Territory, including airports, ports and railroad stations therein and only in accordance with the methods, rules and regulations of the System as now constituted, or as the same may from time to time be changed or amended as provided herein.

3.	GENERAL INDEMNIFICATION PROVISIONS

3.1 All claims for indemnification under this Agreement in respect of any third party claim shall be asserted and resolved as provided in this Section 3.

3.2 In the event that any third party claim or demand (a “Claim”) for which either party (“Indemnitor”) may be liable under this Agreement to indemnify the other party (“Indemnitee”) is asserted against or sought to be collected from Indemnitee, Indemnitee shall as promptly as practicable inform Indemnitor in writing of the Claim, and shall provide such details of the Claim (including amount, if known) and any documents relating thereto as are then available to it (the “Claim Notice”). The failure on the part of Indemnitee to give a Claim Notice promptly shall not relieve the Indemnitor of any. indemnification obligations hereunder unless, and then only to the extent that, the Indemnitor is materially prejudiced thereby.

3.3 The Indemnitor shall have 15 days from delivery of the Claim Notice (the “Notice Period”) to inform Indemnitee whether or not it desires to conduct the defence of the Claim, in which case Indemnitor shall, at its sole cost and expense, have the right to defend Indemnitee by appropriate proceedings and by counsel reasonably acceptable to Indemnitee and shall have the sole power to direct and control such defence; provided that Indemnitee may participate in such defence at its sole cost and expense.

3.4 Indemnitee shall not settle a Claim for which it is indemnified by Indemnitor unless Indemnitor does not defend Indemnitee against such Claim, except that Indemnitee shall have the sole right to defend, settle or compromise a Claim with respect to which it has waived its right to indemnification pursuant to this Agreement.

3.5 If Indemnitor does not serve notice under Section 3.3 during the Claim Period, Indemnitee may take such steps as are reasonable to defend itself against a Claim and to settle or compromise such Claim.

3.6 Unless Indemnitee agrees (such agreement not to be unreasonably withheld) Indemnitor may settle or compromise actions and consent to entry of judgments only on terms providing for the delivery of the claimant or plaintiff of a duly executed written unconditional release of Indemnitee from all liability in respect of such action.

3.7 During the Notice Period, Indemnitee may, without prejudicing its right to indemnification, take reasonable actions to preserve all and any rights with respect to the subject matter of a Claim notified to Indemnitor.

3.8 Indemnitee will provide all assistance and access to all documents and personnel reasonably required by Indemnitor in connection with the Defence of any Claim.

4.	LICENSEE COVENANTS

Licensee covenants and agrees:

4.1	Liability Insurance and Indemnity

(a) To provide or use its reasonable endeavours to procure that its Sub-licensees agree to provide bodily injury and property damage liability insurance in each country within the Territory in at least the minimum legal amount for such country or the amount extended to customers in such country by companies of similar international stature, whichever is the greater. In addition to the renter, such insurance shall protect as an insured, Licensee, the appropriate Sub-licensee, Licensor, its parent, subsidiaries and affiliates, members of the renter’s immediate family, and his employer and employees where authorised by the renter to use the motor vehicle rented. It shall be a violation of this Agreement for Licensee to rent vehicles without providing insurance in the amounts which it has so notified Licensor it is providing. Licensee shall also procure that insurance is made available in the type and in the minimum amounts specified in agreements entered into by Licensor with certain corporate customers and to which Licensee agrees in writing.

(b) At its option, when and on the terms and conditions of the program then offered to Licensee by Licensor, to pay the stipulated amount (the “DIC” charge) for bodily injury and property damage liability insurance coverage relating to claims, suits or proceedings, instituted and maintained outside of the Territory but which arise, in whole or in part, from accidents, events, incidents or transactions occurring in the Territory or involving a vehicle owned by Licensee. Licensor shall advise Licensee in writing promptly at the beginning of each fiscal year during which the program will be available to Licensee of the amount of such charge. Such amount shall, if Licensee has opted to participate in the program, be paid to Licensor within thirty (30) days after receipt by Licensee of Licensor’s notice of the amount to be paid. It is specifically agreed that Licensee is not paying a premium nor is Licensee buying insurance.

(c) To indemnify and save Licensor, its parent, subsidiaries and affiliates, harmless from all loss, cost, liability and expense, including attorney’s fees, incurred in connection with or arising out of the operation of Licensee’s businesses unless caused by the acts of Licensor, its agents or servants. Licensor, when defending any suits or claims which would be covered by the indemnity by Licensee shall consult with Licensee on such defence and shall not settle any suit or claim without the prior consent or Licensee.

(d) So long as Licensee shall perform and carry out all the terms, covenants, conditions and provisions of this License Agreement, and shall exercise its option to pay the DIC charge as provided above, Licensee shall be relieved of any obligation to indemnify and save harmless in connection with any claim, suit or proceeding instituted and maintained outside the Territory and which would normally be covered by the insurance maintained by Licensee as provided in Section 4.1(a) had such claim, suit or proceeding been instituted and maintained within the Territory.

4.2	Release from Liability

To provide each person renting a vehicle, members of his immediate family, and renter’s employer and employees operating such vehicle with renter’s permission, without extra charge with an automatic release from all liability of any of such persons for damage to the rented vehicle caused by collision or upset in excess of such amount as Licensee may specify or fire, theft, casualty or other perils normally protected against by a comprehensive physical damage insurance policy. In addition, Licensee shall unless prohibited by local law make available to the renter at such rate as Licensee may specify, an automatic release from all such damages without limitation.

4.3	Rental Agreements

To use at the time of renting of a vehicle, a Rental Agreement which complies with the guidelines established in accordance with Section 6.

4.4	Conduct of Licensee’s Business

To conduct the vehicle rental business under this Agreement in a businesslike manner and in compliance with all the applicable laws, rules and regulations appertaining thereto, and with all bulletins, directives by letter and instructions contained in Avis System Station or Licensee Manual or other manuals which may from time to time be issued by Licensor respecting the conduct by Licensees of the vehicle rental business (to the extent that such bulletins, directives and instructions are binding on Licensee under Section 6); to maintain the premises in a clean, safe and orderly manner so that they will at all times present a neat appearance; to keep all motor vehicles used by Licensee in the conduct of the vehicle rental business in a safe, efficient and presentable condition and in first class mechanical and running order, and to use in the conduct of its transient rent a car operations passenger cars of the current or next preceding model year only, consistent with past practice.

4.5	Inspection by Licensor

To permit Licensor, at all reasonable times during business hours, to inspect the Licensee’s business premises and all parts thereof and to inspect the motor vehicles and to examine and audit any or all of the books, records, accounts and other documents of Licensee to the extent that these contain information relating to compliance by Licensee with its obligations under this Agreement.

4.6	Licensee’s Rates

To furnish to Licensor a complete schedule of its public rates and tariffs and not to charge any rates which are unreasonable, discriminatory or which tend to mislead the public; and to state, display and advertise its rates in accordance with bulletins issued by Licensor; provided that nothing herein is intended or shall be construed to require Licensee to charge or maintain any specific rates or level of rates or charges.

4.7	Information Provided to Licensor

To promptly furnish Licensor at such times and in such manner as Licensor may from time to time prescribe such information as Licensor may request relating to Licensee’s vehicle rental business, including information with respect to all vehicles registered, used or available for use by Licensee for any purpose, to the extent that Licensee is permitted by law and by Stock Exchange regulations to disclose such information to Licensor without causing such information to be publicly disclosed.

4.8	Cooperation with Licensor and other Licensees

To cooperate with Licensor and other Avis licensees in promoting, advertising and developing the international recognition of the System. This includes operating in such a manner as to make generally known its affiliation as a Licensee of the System. Licensee will encourage and solicit vehicle rental customers to patronise Licensor and other Avis licensees, and will refer all vehicle rental reservations to Licensor and to other Avis licensees when Licensor or a licensee is in the location concerned. .

4.9	Payment of Monies Due

To promptly pay Licensor and other Avis licensees any and all monies due from transactions arising out of the business of the System.

4.10	Association with Other Systems

Not to be or become associated, directly or indirectly, or through any corporation or other entity which it owns or controls, which owns or controls it or with which it is under common ownership or control, or in any other manner, in any location, whether or not within the Territory, with an international, national or regional vehicle rental system other than the Avis System or with any other entity in competition with Avis in the vehicle rental business, except that Licensee may acquire an existing vehicle rental or leasing business and for a reasonable period of time following such acquisition it shall have the right to continue to operate such business under the existing name. It is further recognised and agreed that none of the current activities of Licensee or of any of its Sub-licensees violate this clause.

4.11	Grant of sub-licences

To use for the purpose of granting sub-licences within Territory a sub-licence complying with the guidelines set forth in Exhibit A hereto. Licensee shall provide Licensor copies of all sub-licence agreements after signature.

4.12	Format of credit cards

To use a format approved by Licensor (such approval not to be unreasonably withheld) for all credit cards issued by it to customers in connection with its vehicle rental business. Licensor confirms that all formats currently used by Licensee or its predecessors are approved for the purposes of this section.

5.	LICENSOR COVENANTS

Licensor covenants and agrees:

5.1	Consultation with Licensee

To make available to Licensee without charge the privilege of consulting with the appropriate personnel of Licensor upon the problems of advertising, promoting, operating and developing the Licensee’s vehicle rental business.

5.2	Sale of Avis Material

To make available to Licensee and its Sub-licensees, through sale or otherwise, standard Avis System signs and advertising, promotion and display materials, standard Rental Agreements, standardized letterhead, billheads, rate folders, and other similar material.

5.3	Issue of Directories

To issue, from time to time, as it sees fit, for distribution among travellers and other potential vehicle rental customers, a directory which will contain the addresses and telephone numbers of all rental stations owned by Avis System licensees including Licensee and its Sub-licensees.

5.4	Assistance in Procurement

To assist Licensee in procuring, either through Licensor or from other sources, equipment, supplies and services required in the vehicle rental business.

5.5	Issue of Bulletins. Forms and Procedures

To make available for the use of Licensee and to its Sub-licensees, through sale or otherwise, various forms, bulletins and procedures for use in the conduct of their vehicle rental business and from time to time to issue bulletins making various recommendations for the improvement of the vehicle rental business, and to furnish to Licensee a complete Schedule of its public rates and tariffs.

5.6	Indemnity

To indemnify and save Licensee, its parent, subsidiaries and affiliates, harmless from all loss, cost, liability and expense, including attorney’s fees incurred in connection with or arising out of Licensor’s own business operations or that of its wholly owned subsidiaries, unless caused by the acts of Licensee, its agents or servants. In the event Licensee shall incur a loss, cost, liability or expense as result of the operation of the business of a licensee of Avis outside of Licensee’s Territory, Licensor shall upon request, and to the extent permitted by law and the License Agreement with such Licensee, assign to Licensee any indemnity rights which it may have.

6.	RIGHT OF LICENSOR TO CHANGE SYSTEM

6.1 Licensor expressly reserves the right to change when and as it chooses, the System or any part thereof, including any forms, bulletins, procedures, or standard Rental Agreements, and the System as so changed or amended, from time to time, shall for all purposes be deemed to be the System referred to in this Agreement, and Licensee agrees to adopt and use all changes as may from time to time be required by Licensor provided that the Licensor has complied with the following procedure before implementing such changes. If at any time Licensor wishes to make any change to the System or any part thereof, including any forms, bulletins, procedures, standard Rental Agreements, clothing or equipment used in the System, it will give Licensee not less than one month’s advance notice or its intention to do so and in such notice shall provide full details of the proposed change which would be consistent with existing system variations. Licensee shall implement such change during the period of five months following the date on which it is stated to become effective, except that Licensor will not require Licensee to implement any such change hereunder if Licensee can demonstrate to Licensor’s reasonable satisfaction that any such change would adversely affect it in a material manner.

6.2 Any and all improvements in said System developed by Licensee or any of its Sub-licensees shall be and become the sole and absolute property of Licensor, and Licensor may incorporate the same in said System and shall have the sole and exclusive right to copyright, register and/or patent such improvements in its own name, and neither Licensee nor any of its Sub-licensees shall have any right to use such improvements, except as it may be licensed to use the System hereunder, provided, however, that in the event of the termination of this licence, Licensee may continue to use and permit its Sub-licensees to use any form of improvement which Licensee or any Sub-licensee has itself developed, but neither Licensee nor any Sub-licensee shall thereby represent that it is in any manner a licensee of or connected with Licensor or the System, and Licensor and other licensees of the System may continue to use such forms or improvement.

7.	TERMINATION

Licensor may terminate this Licence Agreement by serving thirty days’ written notice to that effect in the following events:

(1) In the event Licensee violates in any material respect any of the terms, covenants, conditions or provisions of this Licence Agreement and fails to correct such violation within ninety (90) days after receipt from Licensor of a notice specifying the breach and requesting correction.

(2) In the event that a petition is presented against Licensee for its liquidation and such petition is not dismissed within ninety days, Licensee makes an assignment for the benefit of, or enters into any composition or arrangement with, creditors, or a receiver, trustee or liquidator is appointed for the business of Licensee, or if bankruptcy, reorganisation, insolvency or arrangement proceedings or proceedings under any other laws relating to the relief of debtors shall be commenced by Licensee or shall be commenced against Licensee and shall not be dismissed within ninety days.

(3) If any act or deed or judicial or administrative proceeding in the nature of an expropriation, confiscation, nationalisation, intervention, acquisition, seizure, sequestration or condemnation of or with respect to the Licensee, the business and operations, management or ownership thereof, or its capital stock, property or assets, or any substantial portion thereof, shall be undertaken or instituted by any government, government agency, or authority or instrumentality purporting to exercise government authority, present or future, in the Territory.

(4) In the event that the Trademark Licence Agreement dated the same date as this Agreement between Licensee and Wizard Co. Inc. should terminate for any reason whatsoever.

8.	REASONABLE ENDEAVOURS

No party hereto, in using its reasonable endeavours whenever required by this Agreement, shall be thereby required to act contrary to any law or contractual provision then in effect which is binding upon it.

9.	NO WAIVER

No failure of either party to exercise any power given it hereunder, or to insist upon strict compliance by the other party with any obligation hereunder or any obligation in similar agreements with other licensees of the System, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the such party’s right to demand and enforce strict compliance within the terms hereof.

10.	REVERSION TO LICENSOR OF ALL RIGHTS ON TERMINATION

In the event of termination, cancellation or suspension of this Agreement, all rights of Licensee hereunder shall thereupon terminate, and Licensee will immediately thereafter cease to use the System or any part thereof and shall return forthwith to Licensor all unused Avis System Standard Rental Agreements, forms, advertising matter, bulletins, procedures, manuals of operation, and Commercial Customer Information Sheets which have been received from Licensor and receive due credit therefor.

11.	NO AGENCY

This Agreement shall not be construed so as to constitute either party the agent or representative of the other for any purpose whatsoever, and each party agrees that it has no authority to assume or to incur any obligation or responsibility, expressed or implied, for, or on behalf of, or in the name of, the other party, or to bind, the other party in any manner or thing whatsoever.

12.	WRITTEN CONTRACT ENTIRE AGREEMENT BETWEEN PARTIES

This Agreement supersedes all prior agreements whether written or oral between the parties concerning the specific subject matter hereof and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No change in this form shall be binding on either party unless initialled by a duly authorised officer or director thereof, and no amendment shall be binding on either party unless signed by such an officer or director. Paragraph headings are inserted for convenience only and shall not influence the interpretation. or construction of this Agreement.

13.	SEVERABILITY

If any clause or condition or part thereof in this Agreement shall be found to be invalid ineffective or unenforceable the invalidity ineffectiveness or unenforceability of such condition shall not:

13.1 in the case of an invalid ineffective or unenforceable part of a condition, either affect the remainder of the condition of which such invalid ineffective or unenforceable part forms part or any other conditions; or

13.2 in the case of an invalid ineffective or unenforceable condition affect any other condition and accordingly all such conditions or parts thereof not affected by such invalidity ineffectiveness or unenforceability shall remain in full force and effect.

14.	NOTICES

All written notices and other written communications to be served on or given to either party shall be sent or delivered addressed as follows:

if to Licensor:

Avis Rent A Car System Inc.

900 Old Country Road

Garden City

New York 11530

attn: General Counsel

with a copy to:

HFS Incorporated

6, Sylvan Way

Parsippany

New Jersey 07054

Attention: General Counsel

if to Licensee:

Avis Europe plc

Avis House

Station Road

Bracknell

Berks RG 121HZ.

attn: Company Secretary

or to such other address as the addressee may by notice in writing have specified in the party sending such notice. Written notices and other written communications shall be treated as having been received upon actual receipt.

15.	ASSIGNMENT

15.1 This Agreement is personal to the parties and neither party may assign, sell, transfer, sub-contract or otherwise part with this Agreement or any right or obligation under it (“Assignment”) without the other party’s prior written consent except as provided in the Master Acquisition Agreement dated 7 February 1997 between Avis Europe plc, HFS Incorporated, Avis International Limited and Avis Rent A Car System, Inc. and the Trademark Licence Agreement dated the same date as this Agreement between Wizard Co., Inc. and Licensee.

15.2 After the effective date of any Assignment in accordance with this Section 15, references in this Agreement to the assignor shall be read and construed as references to assignee, but without prejudice to the rights of either party in relation to any breach by the other party of any obligations under this Agreement prior to the date of assignment.

15.3	Any Assignment in respect of which the provisions of this Section are not complied with shall be void.

16.	GOVERNING LAW

The construction, validity and performance of this Agreement is governed by the laws of New York. Any disputes arising out of or in relation to this Agreement shall be resolved in accordance with the Review and Arbitration Agreement between Licensor, Licensee and Wizard Co. Inc. dated the date as this Agreement.

17.	LOCAL TAXES

To the extent that any levy, impost, deduction or withholding imposed by the laws of any part of the Territory (a “Local Tax”) and paid on or with respect to any sum payable to Licensor hereunder exceeds the amount, if any, by which the income tax in the United States of Licensor or of a consolidated group including Licensor (“U.S. Tax of Licensor”) is reduced through a deduction from its gross income or a credit against U.S. Tax of Licensor of such Local Tax, Licensee will, on written demand, promptly pay to Licensor that sum which, after deduction of any and all taxes, imposts, levies, deductions or withholdings paid or payable on or with respect to that sum under or by virtue of the laws of any part of the Territory, is equal to the amount by which such Local Tax exceeds the amount by which the U.S.Tax of Licensor is reduced by reason of a deduction or credit for such tax. Licensee shall, immediately after payment by it of any Local Tax, transmit to Licensor a receipt duly executed by the appropriate local authorities evidencing such payment of a Local Tax or other documentary evidence of such payment satisfactory to Licensor.

18.	REGISTRATION

18.1 Any provision of this Agreement or of any agreement or arrangement of which it forms part by virtue of which the agreement or arrangement constituted by all the foregoing is subject to registration under the English Restrictive Trade Practices Act 1976 shall not take effect until the day after that on which particulars of such agreement or arrangement shall have been delivered to the Director General of Fair Trading in accordance with the provisions of that Act. If such particulars are not so delivered within three months of the date of execution of this Agreement any such provision shall be void. The parties shall use their respective best efforts to comply with the requirements of such Act relating to the delivery of such particulars.

18.2 The parties agree to cooperate to file promptly following signature hereof a joint notification to the Commission of the European Communities applying for negative clearance or, in the alternative, exemption for this Agreement. The parties agree each to use their best efforts to secure a negative clearance or, in the alternative, exemption for this Agreement and to reach joint agreement on all submissions to be made to the Commission in connection therewith.

19.	CONDITION PRECEDENT

This Agreement is conditional upon the ordinary share capital of PLC being admitted to the Official List of The Stock Exchange, London and listing becoming effective by not later than 13th November 1986. In the event of such condition not being fulfilled by 13th November, 1986 all obligations of the parties hereunder shall cease and neither party shall have any claim against the other.

(LICENSOR)

BY:	/s/ Michael P. Collins
(Title)	Vice President

(AVIS EUROPE LIMITED)

BY:	/s/ Alun Cathcar
Title:	Chairman & Chief Executive Officer